Exhibit 99.1

NEWS RELEASE

Contacts:	Gus Okwu Dennard Rupp Gray & Easterly, LLC 713-529-6600 gokwu@drg-e.com

FiberTower Reports Third Quarter 2006 Results

San Francisco, CA. — November 9, 2006 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, today reported results for the third quarter and nine months ended September 30, 2006.  Please note that the following information includes the results of FiberTower Corporation, following the merger of First Avenue Networks and FiberTower Corporation that closed on August 29, 2006, and represent the first consolidated quarter of results for the merged entity.  Additionally, on November 9, 2006, FiberTower filed a Report on Form 8-K/A per SEC requirements covering a predecessor company’s (“Old FiberTower”) second quarter 2006 results.

Service revenues for the three months ended September 30, 2006 increased $2.4 million, or 135%, to $4.0 million from $1.7 million for the corresponding period in 2005.  Cost of service revenues (excluding depreciation and amortization) for the third quarter of 2006 increased $5.2 million, or 105%, to $10.1 million from $4.9 million for the corresponding period in 2005.  Sales and marketing expenses for the third quarter of 2006 increased $883,000, or 105%, to $1.7 million from $841,000 for the corresponding period in 2005.  General and administrative expenses for the three months ended September 30, 2006 increased $4.1 million, or 354%, to $5.2 million from $1.2 million for the corresponding period in 2005.

Net loss was $14.5 million for the third quarter ended September 30, 2006 compared to a net loss of $4.9 million for the corresponding period in 2005.  The third quarter net loss per share was $(0.27) compared to a net loss per share of $(1.07) for the corresponding period in 2005.

The increase in service revenues was driven primarily by an expansion in new billing sites and an increase in billing T-1 equivalents during the previous twelve months coupled with new customers on existing sites.

	9/30/05*	6/30/06*	9/30/06
Sites Deployed	594	1,359	1,768
Billing Sites	524	800	974
Customer Locations Billing	623	1,105	1,334
Billing T-1 Equivalents	2,540	4,552	5,156

*Includes both historical results for First Avenue Networks and FiberTower Corporation prior to merger.

Sites deployed in the third quarter of 2006 were 1,768 representing an increase of 1,174 sites, or 198%, from 594 sites deployed in the corresponding period in 2005. New billing sites in the third quarter of 2006 were 974 representing an increase of 450, or an increase of 86%, from the corresponding period in 2005.  Customer locations billing in the third quarter of 2006 were 1,334 representing an increase of 711, or an increase of 114%, from the corresponding period in 2005.  Billing T-1 equivalents were 5,156 in the third quarter of 2006 representing an increase of 2,616, or an increase of 103%, from the corresponding period in 2005.

“We are very pleased with the solid and continued growth we experienced in the third quarter as confirmed by increases in all of our key operating metrics,” said Michael Gallagher, President and Chief Executive Officer of FiberTower.  “We continue to build-out our networks in pace with our customers’ demands for high capacity, scalable backhaul networks that support their ever-increasing wireless voice and data traffic.  Wireless carriers ongoing efforts to enhance their subscribers’ broadband experience coupled with our high-quality network and first-mover status will continue to drive our growth and increase long-term shareholder value.”

Service revenues for the nine months ended September 30, 2006 increased $5.7 million, or 146%, to $9.7 million from $3.9 million for the corresponding period in 2005.  Cost of service revenues (excluding depreciation and amortization) for the first three quarters of 2006 increased $12.8 million, or 104%, to $25.0 million from $12.3 million for the corresponding period in 2005. Sales and marketing expenses for the nine months ended September 30, 2006 increased $1.6 million, or 61%, to $4.2 million from $2.6 million for the same period in 2005.  General and administrative expenses for the nine months ended September 30, 2006 increased $6.4 million, or 215%, to $9.4 million from $3.0 million for the same period in 2005.

Net loss was $31.0 million for the first nine months of 2006 compared to a net loss of $14.9 million for the corresponding period in 2005.  The nine months net loss per share was $(1.45) compared to a net loss per share of $(3.34) for the corresponding period in 2005.

Liquidity and Capital Resources

For the first nine months of 2006, FiberTower’s capital expenditures were $75.3 million directed primarily towards investments in network equipment, site constructions costs and back-office systems.  Consolidated cash and cash equivalents at September 30, 2006 were $73.2 million.

On November 9, 2006, FiberTower closed on the sale of $402.5 million of 9% Convertible Senior Secured Notes to several institutions in a private placement.  Subsequent to the initial sale, the initial purchasers of the Notes exercised their option to acquire up to $52.5 million of additional Notes.  The Notes will be guaranteed by FiberTower and each of its subsidiaries and will be secured by substantially all of the Company’s assets (subject to a prior lien to secure a working capital facility of up to $50 million).  The Notes will mature on November 15, 2012, at which time the Company will be required to redeem the Notes at 125.411% of their principal amount, and will bear interest at 9% payable in arrears on May 15 and November 15 each year.  The holders of the Notes may convert the Notes into common shares at an effective price of

$8.29 per share.  However, the conversion price may be reduced if certain conditions set for the Company are not met.  The sale of the Notes generated net proceeds of approximately $390.4 million, which will be applied to fund the first two years of interest payments on the Notes, fund capital expenditures to expand FiberTower’s existing network, open new markets and for general corporate purposes.

With the proceeds generated from completion of the offering, the Company believes that its liquidity requirements have been met for the time being, enabling it to continue with its network expansion plans for the foreseeable future.

Conference Call Details

FiberTower has scheduled a conference call for Friday, November 10, 2006 at 9:00 a.m. Eastern Time to discuss third quarter 2006 results.  Please dial 303-262-2211 and ask for the FiberTower call at least 10 minutes prior to the start time.  A telephonic replay of the call will be available through 11:59 p.m. Eastern Time on Friday, November 17, 2006 and may be accessed by dialing 303-590-3000 using the passcode 11074538#.  An audio archive will also be available on FiberTower’s website at http://www.fibertower.com shortly after the call and will be accessible for approximately ninety days.

About FiberTower

FiberTower is a backhaul and access services provider focusing on carrier, enterprise and government markets.  With its nationwide spectrum footprint in 24 GHz and 39 GHz bands, carrier-class networks in 12 major markets, and customer commitments from five of the leading wireless carriers in the U.S., FiberTower is the leading alternative carrier in the backhaul space.  FiberTower also delivers high capacity transport and access solutions that are highly reliable, scalable and cost-effective, satisfying the ever increasing demand for mission and business critical connectivity.  For more information, please visit our website at www.fibertower.com.